Exhibit 99.1

Hampden Bancorp, Inc. Reports a 12% Increase in Nine Month Net Income and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--May 7, 2013--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2013.

Nine Months Ended March 31, 2013

The Company had a $249,000 increase in net income for the nine months ended March 31, 2013 to $2.4 million, or $0.42 per fully diluted share, as compared to $2.1 million, or $0.35 per fully diluted share, for the same period in 2012. The Company had a decrease in net interest income of $131,000 for the nine months ended March 31, 2013 compared to the same period in 2012. For the nine month period ended March 31, 2013, interest expense decreased by $175,000, or 4.0%, compared to the nine month period ended March 31, 2012. This decrease in interest expense included a decrease in deposit interest expense of $417,000 due to a decrease in rates which was partially offset by an increase in borrowing interest expense of $242,000 due to an increase in balances. Interest and dividend income decreased $306,000, or 1.7%, for the nine months ended March 31, 2013 compared to the same period last year mainly due to a $270,000 decrease in loan interest income. The provision for loan losses decreased $100,000 for the nine month period ended March 31, 2013 compared to the same period in 2012 mainly due to a decrease in specific reserves on impaired loans and charged-off loans. For the nine months ended March 31, 2013 there was an increase in total non-interest income of $885,000 compared to the nine months ended March 31, 2012. During the nine months ended March 31, 2013, the Company had a $114,000 gain on the sale of securities as well as a gain on the sale of loans of $748,000 compared to $443,000 for the same period in 2012. In the nine months ended March 31, 2013, the Company originated $31.9 million and sold $24.8 million in residential mortgage loans compared to originations of $27.0 million and $12.9 million in sold loans for the nine months ended March 31, 2012. For the nine months ended March 31, 2013 there was a $218,000, or 88.3%, increase in other non-interest income which was mainly due to an increase in mortgage excess servicing fees; and a $182,000, or 13.9%, increase in customer service fees compared to the same period in 2012. Non-interest expense increased $331,000, or 2.6%, for the nine months ended March 31, 2013 compared to the nine months ended March 31, 2012. The majority of the increase was due to a $336,000 increase in data processing services and a $122,000 increase in other general and administrative expenses for the nine months ended March 31, 2013 compared to the same period in 2012. A partial offset to these increases was a $162,000 decrease in advertising expenses for the nine months ended March 31, 2013 compared to the same period in 2012. The Company also had a $31,000 net gain on other real estate owned in the nine months ended March 31, 2013 compared to a $2,000 net gain in 2012. Our combined federal and state effective tax rate was 37.8% for the nine months ended March 31, 2013 compared to 35.4% for the same period in 2012.

Three Months Ended March 31, 2013

The Company had a $52,000 decrease in net income for the three months ended March 31, 2013 to $825,000, or $0.15 per fully diluted share, as compared to $877,000, or $0.16 per fully diluted share, for the same period in 2012. The Company had a decrease in net interest income of $260,000, or 5.4%, for the three months ended March 31, 2013 compared to the same period in 2012 due to a decrease in the net interest margin from 3.57% to 3.01%. For the three month period ended March 31, 2013, interest expense decreased by $22,000, or 1.6%, compared to the three month period ended March 31, 2012. This decrease in interest expense included an increase in borrowing interest expense of $88,000 due to an increase in balances which was more than offset by a decrease in deposit interest expense of $110,000 due to a decrease in rates. Interest and dividend income decreased $282,000, or 4.5%, for the three months ended March 31, 2013 compared to the same period last year mainly due to a $182,000 decrease in loan interest income. The provision for loan losses increased $75,000 for the three month period ended March 31, 2013 compared to the same period in 2012 due to the increase in loan balances, as well as increases in non-accrual, including delinquent, and impaired loans. For the three months ended March 31, 2013 there was an increase in total non-interest income of $430,000 compared to the three months ended March 31, 2012. During the three months ended March 31, 2013, the Company had a $93,000, or 67.4%, increase in the gain on sales of loans to $231,000 compared to $138,000 for the same period in 2012. The Company also had a $114,000 gain on the sale of securities for the three months ended March 31, 2013, the proceeds of which were used to fund loan growth. For the three months ended March 31, 2013 there was a $145,000, or 159.3%, increase in other non-interest income which was mainly due to an increase in mortgage excess servicing fees; and a $81,000, or 20.9%, increase in customer service fees compared to the same period in 2012. Non-interest expense increased $179,000, or 4.3%, for the three months ended March 31, 2013 compared to the three months ended March 31, 2012. During the three months ended March 31, 2013, the Company had a $19,000 gain on other real estate owned compared to a $52,000 gain during the three months ended March 31, 2012. The Company had a $156,000 increase in data processing services, a $35,000 increase in occupancy and equipment, and a $41,000 increase in other general and administrative expenses for the three months ended March 31, 2013 compared to the same period in 2012. Partial offsets to these increases were decreases in salaries and employee benefits, advertising, and FDIC insurance and assessment expenses for the three months ended March 31, 2013 compared to the same period in 2012. Our combined federal and state effective tax rate was 37.0% for the three months ended March 31, 2013 compared to 37.1% for the same period in 2012.

Balance Sheet

The Company’s total assets increased $51.6 million, or 8.4%, from $616.0 million at June 30, 2012 to $667.6 million at March 31, 2013. Net loans, including loans held for sale, increased $32.4 million, or 7.9%, to $439.7 million at March 31, 2013. The majority of the loan increase was in the commercial loan portfolio. Commercial construction loans increased $12.3 million, commercial real estate loans increased $8.4 million and commercial loans increased $7.0 million. The Company’s strategy continues to be focused on obtaining business loans. As of March 31, 2013, the Company had a $25.0 million increase in total non-funded outstanding loan commitments to $121.3 million compared to $96.3 million at June 30, 2012.

Non-performing assets totaled $5.4 million or 0.81% of total assets, at March 31, 2013 compared to $4.1 million, or 0.67% of total assets, at June 30, 2012. Total non-performing assets included $3.9 million of non-performing loans and $1.5 million of other real estate owned. From June 30, 2012 to March 31, 2013, commercial non-performing loans have increased $1.4 million; residential mortgage non-performing loans have increased $201,000; consumer, including home equity and manufactured homes, non-performing loans have increased $251,000; and commercial real estate non-performing loans have decreased $218,000. The increase in commercial non-accrual loans is due to one commercial loan with a $1.5 million balance. The Company believes that this loan is well secured and this situation is temporary. Impaired loans totaled $18.5 million as of March 31, 2013, of which $14.0 million, or 75.8%, are current with all payment terms. The Company has established $175,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.19% and the allowance for loan losses to non-performing loans ratio of 133.5% at March 31, 2013, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $52.0 million, or 9.8%, from $528.8 million at June 30, 2012 to $580.8 million at March 31, 2013. Deposits increased $43.2 million, or 9.9%, to $478.1 million at March 31, 2013 from $434.8 million at June 30, 2012. Money market accounts increased $29.7 million, savings accounts increased $9.9 million, demand deposits increased $8.9 million, and NOW accounts increased $3.7 million. Certificates of deposits decreased $9.0 million. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings, including repurchase agreements, increased $2.2 million, or 21.5%, to $12.5 million at March 31, 2013 from $10.3 million at June 30, 2012. This increase consisted of an increase of $4.0 million in short-term borrowings and a decrease of $1.8 million in repurchase agreements. Long-term debt increased $6.2 million, or 8.2%, to $82.9 million at March 31, 2013 from $76.7 million at June 30, 2012.

Stockholders’ equity decreased $415,000, or 0.5%, to $86.7 million at March 31, 2013 from $87.2 million at June 30, 2012. During the nine months ended March 31, 2013, the Company purchased 199,419 shares of Company stock for $2.7 million at an average price of $13.29 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 13,719 shares of Company stock, at an average price of $16.60 per share, in the nine months ended March 31, 2013 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participants for settlement of tax withholding obligations. A partial offset to the increase in treasury stock was a $1.6 million increase in retained earnings, a $784,000 increase in additional paid in capital, a $318,000 decrease in ESOP unearned compensation and a $207,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 13.0% at March 31, 2013 compared to 14.2% at June 30, 2012. The Company’s book value as of March 31, 2013 was $14.99 compared to $14.60 at June 30, 2012.

Glenn S. Welch, CEO and President stated, “During our fiscal nine months ended March 31, 2013 compared to the same period in 2012, the Bank continued to see improvements in its return on average assets, return on average equity, and non-interest income to average total assets ratios. However, for the comparable quarter end March 31, 2013 to 2012, we did see a decline in our ROAA and ROAE as our net income declined by 5.6% driven by the continued margin compression. The Bank was able to make up for some of this decline with greater non-interest income and gains on the sale of loans and investments.

For the comparable quarter-end and since our fiscal year end, we have controlled expenses well as our non-interest expense to average total assets declined from last quarter and last year. The majority of the costs related to our 2008 Equity Incentive Plan will be finalized this month and we expect savings in the high six figures on an annualized basis going forward. The Bank is reviewing vendor contracts, branch hours, and employee cost saving suggestions in an effort to further control or reduce expenses.

The net interest margin decline continues as interest rates remain at unprecedented low levels. However, the Bank is showing strong loan demand, up 7.9% for the nine month period ended March 31, 2013 (10.5% annualized). The majority of the growth is in the commercial lending area, which is up 14.5% year to date (19.4% annualized). Commercial loan yields are higher than most categories of loans within the bank’s loan portfolio and should halt and possibly improve the margin decline trend. The Bank sold the majority of its long-term residential mortgages to protect itself from interest rate risk and to generate significant fee income. The residential housing season is beginning and with the current low interest rate environment, it is expected that we will continue to see a recovery in our market and greater purchase demand. The Bank has also reviewed all fee income opportunities and will be rolling out a new fee schedule during the fourth quarter.

The outstanding commitments and backlogs within the residential and commercial portfolios continue to be at an all-time high and we expect to end our fiscal year with record growth in our loan portfolio. We anticipate that the greater loan assets on our books, the greater fee income we generate, and this combined with the continued expense control will allow us to have a stronger year than our FYE 2012, which was the strongest year in the bank’s history. We believe a strong momentum is in place to continue our growth in assets, profitability, and return to our shareholders.”

The Company announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.05 per common share, payable on May 31, 2013, to shareholders of record at the close of business on May 17, 2013.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (unaudited)

	At March 31,	At June 30,
	2013	2012
Selected Financial Condition Data:	(In Thousands)

Total assets	$667,588	$615,957
Loans, net (1)	439,703	407,271
Securities	144,029	143,851
Deposits	478,062	434,832
Short-term borrowings, including repurchase agreements	12,531	10,315
Long-term debt	82,910	76,661
Total stockholders' equity	86,745	87,160

(1) Includes loans held for sale of $1.0 million at March 31, 2013, and $927,000 at June 30, 2012.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2013	2012	2013	2012
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$5,924	$6,206	$18,254	$18,560
Interest expense	1,346	1,368	4,168	4,343
Net interest income	4,578	4,838	14,086	14,217
Provision for loan losses	100	25	325	425
Net interest income after provision for loan losses	4,478	4,813	13,761	13,792
Non-interest income	833	610	2,354	1,888
Gain on sales of securities and loans, net	345	138	862	443
Non-interest expense	4,346	4,167	13,191	12,860
Income before income tax expense	1,310	1,394	3,786	3,263
Income tax expense	485	517	1,430	1,156
Net income	$825	$877	$2,356	$2,107

Basic earnings per share	$0.15	$0.16	$0.43	$0.36
Basic weighted average shares outstanding	5,389,400	5,599,560	5,429,139	5,887,148

Diluted earnings per share	$0.15	$0.16	$0.42	$0.35
Diluted weighted average shares outstanding	5,560,481	5,658,309	5,557,921	5,967,703

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2013	2012	2013	2012
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.51%	0.60%	0.49%	0.49%
Return on average equity (ratio of net income to average equity)	3.80%	4.03%	3.59%	3.11%
Average interest rate spread (2)	2.79%	3.30%	2.92%	3.24%
Net interest margin (3)	3.01%	3.57%	3.15%	3.54%
Efficiency ratio (4)	75.50%	74.60%	76.24%	77.71%
Non-interest expense to average total assets	2.69%	2.87%	2.77%	3.00%
Non-interest income to average total assets	0.73%	0.52%	0.67%	0.54%
Dividend pay-out ratio (5)	28.05%	27.76%	19.65%	17.33%

(1) Ratios for the three and nine months ended March 31, 2013 and 2012 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, annualized.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At March 31,	At December 31,	At September 30,	At June 30,
	2013	2012	2012	2012
Asset Quality Ratios:
Non-performing loans to total loans	0.90%	1.02%	0.66%	0.56%
Non-performing assets to total assets	0.81%	0.92%	0.68%	0.67%
Allowance for loan losses to non-performing loans	133.49%	116.60%	184.12%	225.59%
Allowance for loan losses to total loans	1.19%	1.19%	1.22%	1.26%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com